Exhibit 23.1

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTANT

I hereby consent to the inclusion of my Auditors' Report, dated March 9, 2018, except for Note 13 as to which the date is July 18, 2018, on the financial statements of YayYo Inc. as of December 31, 2016 and 2017 and for the period from June 21, 2016(inception) to December 31, 2016 and for the year ended December 31, 2017 in the S-1 Registration Statement. I also consent to application of such report to the financial information in the Registration Statement, when such financial information is read in conjunction with the financial statements referred to in our report. Further I consent to being named as an as an “expert” in auditing and accounting in the registration statement.

Denver, Colorado

November 1 , 2018

aj@ajrobbins.com

3773 Cherry Creek North Drive, Suite 575 East, Denver, Colorado 80209

(B)303-331-6190 (M)720-339-5566 (F)303-845-9078